Exhibit 99.1

Golden Minerals Announces Management Change and Argentine Project Update

Denver, CO - / ACCESS NEWS WIRE/ - September 4, 2026 / Golden Minerals Company ("Golden Minerals," "Golden" or the "Company") (OTCQB: AUMN and TSX: AUMN) announces that Pablo Castanos has notified the Company of his resignation from the offices of President and CEO, effective September 30, 2026 to pursue another opportunity. Mr. Castanos will continue to serve as a director of the Company. The Company’s Board of Directors (the “Board”) thanks Mr. Castanos for his service and efforts over the past three years. The Board has appointed David Watkins, a director of the Company since 2009, as President and CEO of the Company, effective September 30, 2026, and Mr. Watkins will continue to serve as a director of the Company. Mr. Watkins is an exploration geologist and seasoned mining executive with a track record of the discovery and development of multiple base and precious metals mines around the world.

Additionally, the Company notes that its partner in the Sarita Este and Desierto projects in Argentina, Cascadero Copper Corporation, stated in its September 1, 2026 news release that it had agreed to sell its interests in these and other properties in Argentina to Lumina Copper Corporation, a wholly-owned affiliate of First Quantum Minerals, Ltd. (“First Quantum”). If the sale is completed, Golden looks forward to working with First Quantum. Golden is planning a first-stage drill program to test potentially deep mineralization similar to mineralization at First Quantum’s Taca Taca project immediately north of Golden’s targets at the Desierto concessions. The Company expects to announce the details of its drilling program later in September.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and forward-looking information with the meaning of applicable Canadian securities legislation (collectively, "forward-looking statements"), including statements regarding changes in executive management and the timing thereof; the Company’s planned first-stage drill program and anticipated exploration at the Desierto project in Argentina and the expected timing of the announcement of the details of, and any results from, that program; and the proposed sale by Cascadero Copper Corporation of its interests in the Sarita Este and Desierto projects to Lumina Copper Corporation, an affiliate of First Quantum Minerals, Ltd., and the completion and timing thereof. These statements are subject to risks and uncertainties, including increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico, Argentina and other jurisdictions in which the Company operates or may operate; risks associated with joint ventures and international operations; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals and under the Company's profile on SEDAR+ at www.sedarplus.ca, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

1312 17TH STREET, UNIT 2136, GOLDEN, COLORADO 80202 - MAIN (303) 839-5060
www.GoldenMinerals.com